EXHIBIT 10.1

Cara Therapeutics, Inc.
Amended and Restated Non-Employee Director Compensation Policy

(Effective Upon the 2022 Annual Meeting of Stockholders)

Equity:

●	Initial option grant upon joining the board: Black-Scholes value of $350,000
●	Annual equity awards granted on the date of each annual meeting of stockholders (for directors continuing as directors following the annual meeting):

For the Chairperson or Lead Independent Director:

oOption: Black-Scholes value of $200,000
oRestricted stock units: grant date fair value of $200,000

For each other member of the Board:

oOption: Black-Scholes value of $100,000
oRestricted stock units: grant date fair value of $100,000

The initial option grant will vest over three years in 12 equal quarterly installments, from the date of appointment, subject to the director’s continued service as a director through each such vesting date.

Each annual equity award will vest on the earlier of (1) the one year anniversary of the date of grant and (2) immediately prior to the next annual meeting of stockholders following the date of grant, in each case, subject to the director’s continued service as a director through such date.

Cash Comp:

●	Annual board retainer fee - $45,000
●	Chairperson or Lead Independent Director (if any) fee - $35,000
●	Audit Committee
oChairperson fee (including member fee) - $20,000
oMember fee - $10,000
●	Compensation Committee
oChairperson fee (including member fee) - $15,000
oMember fee - $7,500
●	Nominating and Corporate Governance Committee
oChairperson fee (including member fee) - $10,000
oMember fee - $5,000

These retainers are payable in arrears in four equal quarterly installments on the last day of each quarter, provided that the amount of such payment will be prorated for any portion of such quarter that the director is not serving on the board of directors or applicable committee.

Reimbursement of Expenses:

The Company will reimburse non-employee directors for reasonable travel and out-of-pocket expenses incurred in connection with attending board of director and committee meetings.